ANADIGICS Lowers Third Quarter 2008 Financial Guidance

WARREN, N.J., August 7, 2008—ANADIGICS, Inc. (Nasdaq: ANAD), a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets, lowered third quarter 2008 financial guidance resulting from a decrease in product demand from its wireless handset customers.   In addition, the Company reported that it will delay the previously announced acceleration of investment in wafer capacity plans in Kunshan, China

Net sales for the third quarter 2008 are now estimated to be in the range of $62 million to $65 million.  Net loss per share on a GAAP basis for the third quarter 2008 is expected to approximate $0.08 to $0.10.  Pro forma per share results, excluding non-cash stock compensation expense, are expected in the range of income of $0.01 to a loss of $0.01.

As a result of the lower third quarter 2008 financial guidance and weakening economy, the Company reported that while it remains committed to the completion of construction of the facility in Kunshan, China by October 2008, as previously announced on July 22, 2008, it will defer the additional capital investment above the $49.88 million originally contemplated until the Company has better visibility as to when it needs the facility to become operational.

''In the past week we have seen further weakening in demand from our wireless handset customers and as a result are lowering our financial guidance for the third quarter 2008 and have made the prudent decision of delaying the additional capital expenditures in China” said Dr. Bami Bastani, President and CEO. “We remain optimistic about the growth of the wireless 3G handset market and confident in our ability to provide best of breed products.”

The statements regarding outlook are forward looking and actual results may differ materially. Please see safe harbor statement at the end of the press release.

This press release includes financial measures that are not in accordance with GAAP, consisting of non-GAAP, or pro forma, net income or loss and non-GAAP, or pro forma, income or loss per share. Management uses non-GAAP net income or loss and non-GAAP income or loss per share to evaluate the company's operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. ANADIGICS believes that these measures are useful to investors because they enhance investors' ability to review the company's business from the same perspective as the company's management and facilitate comparisons of this period's results with prior periods. These non-GAAP measures exclude charges related to stock-based compensation, an impairment of auction rate securities and discontinued operations. Non-GAAP measures are used by some investors when assessing the performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Management acknowledges that stock-based compensation is a recurring cost and is an important part of our employee’s compensation and impacts their performance. However the expense is non-cash in nature and there are various valuation methodologies and assumptions used in determining stock-based compensation that may be unrelated to operations, such as volatility and current interest rates. The presentation of the additional information should not be considered a substitute for net income or loss or income or loss per share prepared in accordance with GAAP.

Limitations of non-GAAP financial measures. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in ANADIGICS industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. We compensate for these limitations by providing reconciliations of reported net income or loss and income or loss per share to non-GAAP net income or net loss and non-GAAP income or loss per share, respectively, within this press release.

Conference Call

ANADIGICS' senior management will conduct a conference call August 8, 2008 at 8:00 AM Eastern Daylight time. A live audio Webcast will be available at www.anadigics.com/investors. A recording of the call will be available approximately two hours after the end of the call on the ANADIGICS Web site or by dialing 800-642-1687 (available until August 15, 2008).

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About ANADIGICS, Inc.

ANADIGICS, Inc. (Nasdaq: ANAD - News) is a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets. The Company's products include power amplifiers, tuner integrated circuits, active splitters, line amplifiers, and other components, which can be sold individually or packaged as integrated radio frequency and front end modules.

Safe Harbor Statement

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and those discussed elsewhere herein.

Investor Relations
Thomas Shields
ANADIGICS, Inc.
141 Mt. Bethel Road
Warren, NJ  07059
Tel: +1 908 412-5995
E-mail: tshields@anadigics.com